Exhibit 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Juan José Román-Jiménez	Mr. Garrett Edson
EVP and Chief Financial Officer	ICR
(787) 749-4949	(787) 792-6488

Triple-S Management Corporation Reports Fourth Quarter 2019 Results

SAN JUAN, Puerto Rico, February 27, 2020 – Triple-S Management Corporation (NYSE:GTS), a leading managed care company in Puerto Rico, today announced its fourth quarter 2019 results.

Quarterly Consolidated and Other Highlights

•	Net income of $13.2 million, or $0.55 per diluted share, versus net loss of $10.9 million, or $0.48 per share, in the prior-year period;
•	Adjusted net income of $6.0 million, or $0.25 per diluted share, versus adjusted net income of $10.1 million, or $0.44 per diluted share, in the prior-year period;
•	Operating revenues of $831.2 million, a 14.9% increase from the prior-year period, primarily reflecting higher Managed Care net premiums earned;
•	Consolidated loss ratio of 81.0%, a 10 basis point increase versus the fourth quarter of 2018;
•	Medical loss ratio (“MLR”) improved 10 basis points to 83.7%;
•	Consolidated operating income was $8.7 million, compared to consolidated operating income of $9.8 million in the prior-year period;
•
Under the Company’s share repurchase program, during the fourth quarter of 2019, the Company repurchased 527,881 shares at an aggregate cost of approximately $10.0 million.  As of February 26, 2020, $10.0 million remains available under the program.

“Our fourth quarter results concluded a strong 2019, exceeding our expectations with excellent growth in premiums earned at our core Managed Care segment,” said Roberto Garcia-Rodriguez, President and Chief Executive Officer.  “We also had a solid open enrollment season in Medicare Advantage−aided by an attractive product offering, a smart brand strategy, and focused retention efforts−and continue to see gains in our fully insured Commercial membership.”

“Looking ahead into 2020, we aim to further strengthen our core Managed Care products and membership rolls, particularly in Medicare Advantage and Commercial,” added Mr. Garcia-Rodriguez.  “We will also undertake additional initiatives to help ensure our customers continue to receive superior service, while keeping a watchful eye on medical cost trends and operating expenses.  Overall, we remain focused on generating long-term growth by creating a unique value proposition and healthcare experience for our members in partnership with our provider community.”

Triple-S Management Corporation
Selected Consolidated Quarterly Details

•
Consolidated net premiums earned were $810.4 million, up 15.4% from the prior-year period, primarily reflecting an increase in membership and higher average premium rates within the Managed Care segment.

•
Consolidated claims incurred were $656.7 million, up 15.6% year-over-year. Consolidated loss ratio of 81.0% rose 10 basis points from the prior-year period, mostly reflecting higher loss ratios in the Company’s complementary businesses.

•
Consolidated operating expenses of $165.8 million increased by $19.8 million, or 13.6%, from the prior-year period, primarily resulting from higher provision for bad debt, personnel costs and other expenses related to an increase in volume.  These increases were partially offset by the waiver of the 2019 HIP Fee.  The Company’s operating expense ratio improved by 30 basis points year-over-year to 20.4%, primarily driven by premium growth compared to the prior-year quarter.

Selected Managed Care Segment Quarterly Details

•	Managed Care premiums earned were $741.6 million, up 15.3% year over year.

o
Medicare premiums earned of $342.3 million increased 22.7% from the prior-year period, largely due to an increase of approximately 55,000 member months and higher average premium rates, primarily reflecting a more competitive product offering and an increase in the average membership risk score.

o
Commercial premiums earned of $198.8 million increased 3.5% from the prior-year period, mainly reflecting an increase in fully insured enrollment during the quarter of approximately 37,000 member months, and partially offset by the suspension of the HIP Fee in 2019.

o
Medicaid premiums earned of $200.5 million increased 16.5% from the prior-year period, primarily reflecting higher membership of approximately 78,000 member months during the quarter and higher average premium rates, partially offset by the suspension of the HIP Fee in 2019.

•
Reported MLR of 83.7% improved 10 basis points from the prior-year period, reflective of better utilization trends in the Medicare and Commercial businesses, offset by the impact of the elimination of the 2019 HIP Fee and timing of the recognition of member acuity in Medicaid premiums.

Update on P&C Segment Reserves related to Hurricane María

As of December 31, 2019:

•
Triple-S Propiedad, Inc. (TSP), the Company’s P&C subsidiary, has paid a cumulative amount of $729 million in claims and expenses related to Hurricane María.  Estimated gross losses remain unchanged at $967 million.

•	TSP received 20 new claims and closed 84 claims during the fourth quarter of 2019. 645 claims remain open.

Triple-S Management Corporation
•
Of the 645 claims that remain open, the Company has been served with process in 313 cases and identified an additional 94 lawsuits that have been filed against TSP that had not been served as required by law.

•
As is the case for all claim liabilities, the gross losses related to Hurricane Maria are based on the Company’s best estimate of the ultimate expected cost of claims with the information currently on hand and are subject to change.

2020 Outlook

The Company is initiating the following full year 2020 guidance:

•	Consolidated operating revenue is expected to be between $3.62 billion and $3.66 billion, which includes Managed Care premiums earned, net between $3.25 billion and $3.29 billion;

•	Consolidated claims incurred ratio is expected to be between 81.0% and 83.0%, while the Managed Care MLR is expected to be between 83.5% and 85.5%;

•	Consolidated operating expense ratio is expected to be between 17.5% and 18.5%;

•	The effective tax rate is expected to be between 28.0% and 30.0%; and

•
Adjusted net income per diluted share is expected to be between $2.60 and $2.80.  This expectation is inclusive of the impact of approximately $0.24 per diluted share of estimated losses incurred at the Company’s Property and Casualty segment after the recent earthquake activity experienced in Puerto Rico during January 2020.  Adjusted net income per diluted share does not account for any potential share repurchase activity during 2020.  The Company is assuming a weighted average diluted share count for full year 2020 of 23.1 million shares.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Time to discuss its financial results for the three months ended December 31, 2019. To participate, callers within the U.S. and Canada should dial 1-877-451-6152 and international callers should dial 1-201-389-0879 at least five minutes before the call.

To listen to the webcast, participants should visit the “Investor Relations” section of the Company’s website at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed. This program is provided at no charge to the user. An archived version of the call, also located on the “Investor Relations” section of Triple-S Management’s website, will be available about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the “Investor Relations” section of the website.

In addition, a replay will be available through March 12, 2020 by calling 1-844-512-2921 or 1-412-317-6671 and entering passcode 13698869. A replay will also be available at www.triplesmanagement.com for 30 days.

Triple-S Management Corporation
About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico.  Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica.  With over 60 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial, Medicare Advantage, and Medicaid markets under the Blue Cross Blue Shield marks.  It also provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico. For more information about Triple-S Management, visit www.triplesmanagement.com or contact investorrelations@ssspr.com.

Non-GAAP Financial Measures

This earnings release presents information about the Company’s adjusted net income, which is a non-GAAP financial metric provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of adjusted net income to net income, the most comparable GAAP financial measure, is provided in the accompanying tables found at the end of this release.

Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:

•	Trends in health care costs and utilization rates
•	Ability to secure sufficient premium rate increases
•	Competitor pricing below market trends of increasing costs
•	Re-estimates of policy and contract liabilities
•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance
•	Significant acquisitions or divestitures by major competitors
•	Introduction and use of new prescription drugs and technologies
•	A downgrade in the Company’s financial strength ratings
•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies

Triple-S Management Corporation
•	Ability to contract with providers consistent with past practice
•	Ability to successfully implement the Company’s disease management, utilization management and Star ratings programs
•	Ability to maintain Federal Employees, Medicare and Medicaid contracts
•	Volatility in the securities markets and investment losses and defaults
•	General economic downturns, major disasters, and epidemics

This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.

Triple-S Management Corporation
Earnings Release Schedules and Supplemental Information

Condensed Consolidated Balance Sheets	Exhibit I

Condensed Consolidated Statements of Earnings	Exhibit II

Condensed Consolidated Statements of Cash Flows	Exhibit III

Segment Performance Supplemental Information	Exhibit IV

Reconciliation of Non-GAAP Financial Measures	Exhibit V

Triple-S Management Corporation
Exhibit I

Condensed Consolidated Balance Sheets
(dollar amounts in thousands)
Unaudited

	December 31, 2019	December 31, 2018
Assets

Investments	$1,643,637	$1,564,542
Cash and cash equivalents	109,837	117,544
Premium and other receivables, net	567,692	628,444
Deferred policy acquisition costs and value of business acquired	234,885	215,159
Property and equipment, net	88,588	81,923
Other assets	174,187	152,636

Total assets	$2,818,826	$2,760,248

Liabilities and Stockholders' Equity

Policy liabilities and accruals	$1,425,477	$1,600,310
Accounts payable and accrued liabilities	370,483	309,747
Short-term borrowings	54,000	-
Long-term borrowings	25,694	28,883

Total liabilities	1,875,654	1,938,940

Stockholders’ equity:
Common stock	23,800	22,931
Other stockholders’ equity	920,065	799,053

Total Triple-S Management Corporation stockholders’ equity	943,865	821,984

Non-controlling interest in consolidated subsidiary	(693)	(676)

Total stockholders’ equity	943,172	821,308

Total liabilities and stockholders’ equity	$2,818,826	$2,760,248

Triple-S Management Corporation
Exhibit II

Condensed Consolidated Statements of Earnings
(dollar amounts in thousands, except per share data)
Unaudited

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2019	2018	2019	2018
Revenues:
Premiums earned, net	$810,364	$702,342	$3,252,880	$2,938,591
Administrative service fees	2,251	3,485	9,946	14,701
Net investment income	16,393	16,279	62,007	61,909
Other operating revenues	2,218	1,560	8,553	5,794
Total operating revenues	831,226	723,666	3,333,386	3,020,995

Net realized investment gains (losses) on sale of securities	1,077	(767)	5,843	298
Net unrealized investment gains (losses) on equity investments	7,892	(25,203)	32,151	(36,546)
Other income, net	847	7,712	4,206	11,312
Total revenues	841,042	705,408	3,375,586	2,996,059

Benefits and expenses:
Claims incurred	656,752	567,906	2,666,256	2,527,613
Operating expenses	165,777	145,943	569,406	554,715
Total operating costs	822,529	713,849	3,235,662	3,082,328

Interest expense	1,991	1,388	7,672	6,903

Total benefits and expenses	824,520	715,237	3,243,334	3,089,231

Income (loss) before taxes	16,522	(9,829)	132,252	(93,172)

Income tax expense (benefit)	3,300	1,078	39,375	(29,866)

Net income (loss)	13,222	(10,907)	92,877	(63,306)

Net loss attributable to the non-controlling interest	(7)	(5)	(17)	(4)

Net income (loss) attributable to Triple-S Management Corporation	$13,229	$(10,902)	$92,894	$(63,302)

Earnings per share attributable to Triple-S Management Corporation:

Basic net income (loss) per share	$0.55	$(0.48)	$3.98	$(2.76)
Diluted net income (loss) per share	$0.55	$(0.48)	$3.97	$(2.76)

Weighted average of common shares	23,839,165	22,727,997	23,318,742	22,975,385
Diluted weighted average of common shares	23,901,874	22,727,997	23,385,293	22,975,385

Triple-S Management Corporation
Exhibit III

Condensed Consolidated Statements of Cash Flows
(dollar amounts in thousands)
Unaudited

	For the Twelve Months Ended December 31,
	2019	2018

Net cash (used in) provided by operating activities	$(17,451)	$7,459

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	426,688	1,302,810
Fixed maturities matured/called	18,808	24,945
Securities held to maturity - fixed maturities matured/called	1,708	8,182
Equity investments sold	169,153	203,841
Other invested assets sold	4,554	3,714
Acquisition of investments:
Securities available for sale - fixed maturities	(449,043)	(1,343,346)
Securities held to maturity - fixed maturities	(1,078)	(8,356)
Equity investments	(143,972)	(156,486)
Other invested assets	(28,501)	(47,221)
Increase in other investments	(2,981)	(705)
Net change in policy loans	(1,392)	(392)
Net capital expenditures	(20,194)	(19,840)
Capital contribution to equity method investees	(11,418)	-

Net cash used in investing activities	(37,668)	(32,854)

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	(2,384)	(22,243)
Net change in short-term borrowings	54,000	-
Repayments of long-term borrowings	(3,236)	(3,236)
Repurchase and retirement of common stock	(9,989)	(22,377)
Dividends paid	(11)	-
Proceeds from policyholder deposits	28,879	18,531
Surrender of policyholder deposits	(19,847)	(26,677)

Net cash provided by (used in) financing activities	47,412	(56,002)

Net decrease in cash and cash equivalents	(7,707)	(81,397)

Cash and cash equivalents, beginning of period	117,544	198,941

Cash and cash equivalents, end of period	$109,837	$117,544

Triple-S Management Corporation
Exhibit IV

Segment Performance Supplemental Information

(Unaudited)	Three months ended December 31,				Twelve months ended December 31,
(dollar amounts in millions)	2019	2018	Percentage Change		2019	2018	Percentage Change
Premiums earned, net:
Managed Care:
Commercial	$198.8	$192.0	3.5%		$801.2	$782.8	2.4%
Medicare	342.3	279.0	22.7%		1,408.0	1,130.3	24.6%
Medicaid	200.5	172.1	16.5%		778.3	776.0	0.3%
Total Managed Care	741.6	643.1	15.3%		2,987.5	2,689.1	11.1%
Life Insurance	47.1	43.4	8.5%		182.2	168.6	8.1%
Property and Casualty	22.8	16.4	38.8%		87.7	83.5	5.0%
Other	(1.1)	(0.6)	(83.7%)		(4.5)	(2.6)	(73.7%)
Consolidated premiums earned, net	$810.4	$702.3	15.4%		$3,252.9	$2,938.6	10.7%
Operating revenues: [1]
Managed Care	$751.5	$654.2	14.9%		$3,025.3	$2,732.0	10.7%
Life Insurance	54.4	50.0	8.9%		209.5	194.2	7.9%
Property and Casualty	25.1	19.5	28.7%		97.5	94.3	3.3%
Other	0.2	-	100.0%		1.1	0.4	146.1%
Consolidated operating revenues	$831.2	$723.6	14.9%		$3,333.4	$3,021.0	10.3%
Operating income (loss): [2]
Managed Care	$5.1	$0.2	2400.0%		$61.9	$26.5	133.9%
Life Insurance	4.4	5.3	(16.4%)		21.9	19.9	10.0%
Property and Casualty	(0.5)	4.7	(110.6%)		14.5	(110.1)	113.2%
Other	(0.3)	(0.4)	14.8%		(0.6)	2.4	(124.8%)
Consolidated operating income (loss)	$8.7	$9.8	(11.4%)		$97.7	$(61.3)	259.3%
Operating margin: [3]
Managed Care	0.7%	0.0%	70	bp	2.0%	1.0%	100	bp
Life Insurance	8.1%	10.5%	-240	bp	10.5%	10.2%	30	bp
Property and Casualty	(2.0%)	24.1%	-2,610	bp	14.9%	(116.7%)	13,160	bp
Consolidated	1.0%	1.4%	-40	bp	2.9%	(2.0%)	490	bp
Depreciation and amortization expense	$3.9	$3.6	8.3%		$14.6	$13.5	7.9%

1 Operating revenues include premiums earned, net, administrative service fees and net investment income.
2 Operating income or loss include operating revenues minus operating costs. Operating costs include claims incurred and operating expenses.
3 Operating margin is defined as operating income or loss divided by operating revenues.

Triple-S Management Corporation
Managed Care Additional Data	Three months ended December 31,		Twelve months ended December 31,
(Unaudited)	2019	2018	2019	2018
Member months enrollment:
Commercial:
Fully-insured	971,270	934,557	3,844,106	3,775,441
Self-insured	353,843	414,975	1,426,353	1,732,219
Total Commercial	1,325,113	1,349,532	5,270,459	5,507,660
Medicare Advantage	384,038	328,998	1,540,476	1,337,061
Medicaid	1,069,428	990,933	4,257,181	4,555,702
Total member months	2,778,579	2,669,463	11,068,116	11,400,423
Claim liabilities (in millions)			$341.3	$394.2
Days claim payable			49	63
Premium PMPM:
Managed Care	$305.85	$285.26	$309.85	$278.14
Commercial	204.68	205.47	208.42	207.34
Medicare Advantage	891.32	847.89	914.00	845.36
Medicaid	187.48	173.71	182.82	170.34
Medical loss ratio:	83.7%	83.8%	84.6%	84.5%
Commercial	81.3%	83.6%	82.4%	82.4%
Medicare Advantage	75.0%	79.7%	79.8%	83.2%
Medicaid	100.9%	90.7%	95.4%	88.5%
Adjusted medical loss ratio: [1]	85.0%	83.8%	85.3%	83.7%
Commercial	80.3%	81.6%	82.5%	82.8%
Medicare Advantage	79.4%	85.2%	80.3%	82.7%
Medicaid	100.2%	84.0%	97.4%	86.1%
Operating expense ratio:
Consolidated	20.4%	20.7%	17.5%	18.8%
Managed Care	16.9%	17.8%	14.5%	16.0%

1 The adjusted medical loss ratio accounts for subsequent adjustments to estimates, such as prior-period reserve developments and Medicare premium adjustments, and presents them in their corresponding period.

Managed Care Membership by Segment	As of December 31,
	2019	2018
Members:
Commercial:
Fully-insured	322,973	311,222
Self-insured	117,696	137,825
Total Commercial	440,669	449,047
Medicare Advantage	127,789	108,605
Medicaid	355,465	318,616
Total members	923,923	876,268

Triple-S Management Corporation
Exhibit V

Reconciliation of Non-GAAP Financial Measures

	Adjusted Net Income (Loss)
(Unaudited)	Three months ended December 31,		Twelve months ended December 31,
(dollar amounts in millions)	2019	2018	2019	2018
Net income (loss)	$13.2	$(10.9)	$92.9	$(63.3)
Less adjustments:
Net realized investment gains (losses), net of tax	0.8	(0.6)	4.7	0.2
Unrealized gains (losses) on equity investments	6.3	(20.2)	25.7	(29.2)
Private equity investment income (loss), net of tax	0.1	(0.2)	1.0	1.0
Adjusted net income (loss)	$6.0	$10.1	$61.5	$(35.3)
Diluted adjusted net income (loss) per share	$0.25	$0.44	$2.63	$(1.54)

	Adjusted Net Income (Loss) and Operating Income (Loss) Excluding Hurricane Maria Impact
(Unaudited)	Three months ended December 31,		Twelve months ended December 31,
(dollar amounts in millions)	2019	2018	2019	2018
Adjusted net income (loss)	$6.0	$10.1	$61.5	$(35.3)
Less Hurricane Maria impact:
Property and Casualty prior period reserve development, net of tax	-	-	-	85.5
Net of tax impact of retroactive reinsurance agreement and hurricane related tax adjustment	-	7.7	-	7.7
Adjusted net income excluding Hurricane Maria impact	$6.0	$17.8	$61.5	$57.9
Diluted adjusted net income per share excluding Hurricane Maria impact	$0.25	$0.78	$2.63	$2.52

Operating income (loss)	$8.7	$9.8	$97.7	$(61.3)
Less Hurricane Maria impact:
Property and Casualty prior period reserve development	-	-	-	128.7
Impact of retroactive reinsurance agreement	-	5.0	-	5.0
Operating income excluding Huricane Maria impact	$8.7	$14.8	$97.7	$72.4

Adjusted net income is a non-GAAP financial metric and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP.  Management believes that the use of this adjusted net income and adjusted net income per share provides investors and management useful information about the earnings impact of realized and unrealized investment gains or losses, as well as other non-recurring items impacting the Company’s results of operations.  This non-GAAP metric does not consider all the items associated with the Company’s operations as determined in accordance with GAAP.  As a result, one should not consider these measures in isolation.